Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus Supplement, “Financial Highlights” in the Prospectus, and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 73 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust.

We also consent to the incorporation by reference of our report dated November 10, 2006 on the Balanced Portfolio, Mid Cap Growth Portfolio, U.S. Mid Cap Value Portfolio, U.S. Small Cap Value Portfolio, Value Portfolio, Core Fixed Income Portfolio, Core Plus Fixed Income Portfolio, Equities Plus Portfolio, High Yield Portfolio, Intermediate Duration Portfolio, International Fixed Income Portfolio, Investment Grade Fixed Income Portfolio, Limited Duration Portfolio, Long Duration Fixed Income Portfolio and Municipal Portfolio and to the incorporation by reference of our report dated November 10, 2006 (except Note L as to which the date is April 10, 2007) on the Advisory Portfolio, Advisory Foreign Fixed Income Portfolio and Advisory Foreign Fixed Income II Portfolio (eighteen of the portfolios of Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2006.

/s/ Ernst & Young LLP

Boston Massachusetts

April 26, 2007